Exhibit 99.1
NEWS RELEASE

For Immediate Release
Investor Contact: Wendy Wilson 262-636-8434 w.wilson@na.modine.com
Media Contact: Lori Stafford 262-636-1001 l.stafford@na.modine.com

Modine Reports Full Year Sales of $1.6 Billion and Net Earnings From Continuing Operations of $1.78 Per Share. Operating Cash Flow is $132.3 Million and Return on Invested Capital Increases to 9.6 Percent

Racine, WI, May 3, 2006 - Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported net earnings of $1.78 per fully diluted share from continuing operations, for the fiscal year ended March 31, 2006, compared with $1.79 per fully diluted share, in fiscal 2005. The company had strong volumes throughout the business, especially in truck and heavy-duty markets, offset by rapidly accelerating commodity prices and growing customer pricing pressures.

Full Year Highlights
•	Record sales of $1.6 billion, and excluding the benefit of acquisitions, up approximately six percent, driven by new business launches and strong demand for truck components.
•	Progress towards asset repositioning goals:
o	Completed spin-off of Aftermarket business in a tax-free transaction to shareholders;
o	Completed acquisition of Airedale International Air Conditioning (Airedale); and,
o	Announced intention to acquire remaining 50 percent of Radiadores Visconde Ltda.
•	Operating cash flow topped $132.3 million.
•	Completed share repurchases of 2.4 million shares, or approximately 7 percent of stock outstanding, throughout the year.
•	Annualized return on average capital employed (ROACE)** increased from 9.0 percent in fiscal 2005 to 9.6 percent in fiscal 2006.

Full-year sales from continuing operations reached a record $1,628.9 million, a 21 percent improvement from the $1,342.4 million in fiscal 2005. Sales volumes were positively impacted by strength in the truck and heavy-duty and industrial markets, as well as strong results in commercial heating, ventilating, air conditioning and refrigeration (HVAC&R) products, including acquired revenues from the company’s May 2005 acquisition of Airedale. Net earnings from continuing operations of $60.8 million declined from $61.7 million last year, primarily driven by a decrease in gross margins related to higher copper, aluminum, steel, resin and natural gas prices, and price pressure from customers. Partially offsetting the gross margin decrease was an improvement in Modine’s effective income tax rate from 37 percent to 33 percent in the current year. This improvement in effective income tax rate was primarily due to $4.4 million of research and development credits recorded in the fourth quarter of fiscal 2006 and a reduction in fiscal 2006 state income taxes, partially offset by $2.0 million of taxes generated on repatriated cash from Europe under the Jobs Creation Act.

Earnings per share from continuing operations remained relatively consistent at $1.78 in fiscal 2006 as compared to $1.79 in fiscal 2005.

“Fiscal 2006 was a year of great progress at Modine. Our technology and diversification strategy is working, in spite of tough market conditions. We’ve proven we can develop products that are valued by our customers, but we must accelerate our technology development and reduce costs to stay ahead of the curve,” said David Rayburn, Modine President and Chief Executive Officer. “Market conditions in the second half of the year were challenging, and that trend has continued in our first quarter. They include excess capacity in the U.S. and some very aggressive pricing in the U.S., in Europe and in Asia. At the same time, we’ve experienced historically high commodity pricing, including aluminum up an incremental 23 percent over last year and copper up well over 50 percent, and we are increasingly unable to pass this pricing on to our customers. These historically high levels are estimated to have impacted our fourth quarter pre-tax income by $1.9 million and for the year, by $7.2 million.”

“As the next step to our strategy implemented three years ago, we will accelerate change at the company - to reduce costs, increase speed to market with new products and technologies, and continue expanding our global manufacturing footprint,” he added. “In the past several weeks, we announced the consolidation of our U.S. research and development capabilities to accelerate development of new technologies, created a new team to focus specifically on HVAC product needs of the truck and off-highway markets, and offered early retirement packages to employees in South Korea. As well, to support our strategy of expanding our geographic footprint, we announced the acquisition of the 50 percent of Radiadores Visconde we did not already own - expanding our presence in lower cost, emerging growth areas, such as Brazil and other South American countries.”

Mr. Rayburn continued, “We’re doing the right things to ensure that we remain financially strong and competitive. In the end, the next chapter of our cost-enabled growth and diversification strategy will result in an increased backlog of new business, and continued strong cash flow for investment.”

Operating cash flow for fiscal 2006 was $132.3 million, the 6th consecutive year above $100 million. Modine’s ROACE for fiscal 2006 improved to 9.6 percent, driven by the spin-off of the underperforming Aftermarket business, but continues to lag its stated ROACE target of 11-12 percent through a cycle.

Fiscal 2006 selling, general and administrative (SG&A) expenses were 20.5 percent higher than in 2005 but, as a percentage of sales, decreased from 13.7 percent to 13.6 percent. The increase in SG&A expenses is primarily related to an increase in expenditures necessary to support growing business volume, added costs in conjunction with the acquisition of the Airedale business completed during fiscal 2006, and an increase in health care costs. The company is developing plans to reduce SG&A costs, without impacting its long term strategy.

Net earnings including results from discontinued operations were $7.6 million, or $0.22 per fully diluted share, compared to net earnings of $61.7 million, or $1.79 per fully diluted share, reported last year. These results include a non-cash charge to discontinued operations to reflect the difference between the value that Modine shareholders received in Proliance International, Inc., a function of the price of Transpro, Inc. at the time of the closing and the asset carrying value of Modine’s Aftermarket business.

Fourth Quarter Consolidated Results
For the fourth quarter of fiscal 2006, net earnings from continuing operations were $12.7 million, or $0.38 per fully diluted share, compared with $13.9 million, or $0.40 per fully diluted share, one year ago. Modine’s worldwide truck and European heavy-duty businesses posted higher results. Offsetting the improvements was reduced income from the North American automotive and Asian businesses, due primarily to ongoing price pressures and lower vehicle platform volumes; and from product mix changes in the European automotive business.

Fourth quarter results included several, largely offsetting, items the largest being:
•	A $4.4 million after-tax research and development tax credit;
•	A $3.6 million after-tax impairment charge for the company’s business in Taiwan; and,
•	A $1.8 million after-tax charge for an early retirement program offered to certain employees in South Korea.

Sales from continuing operations for the fourth quarter increased 12.8 percent to $416.9 million versus $369.4 million in the year-ago period, the 15th consecutive quarter of year-over-year sales growth, due to the benefits from acquisitions, and strength in the truck and heavy-duty markets.

Income from operations in the fourth quarter was $13.0 million, down from $20.8 million one year ago, generating operating margins of 3.1 percent versus 5.6 percent in 2005 primarily due to increased commodity pricing, health care and energy costs across the business and pricing pressure in automotive markets. SG&A expenses increased $4.4 million from last year, but decreased as a percentage of sales to 13.5 percent from 14.1 percent in the prior-year period.

Fourth Quarter Segment Data and Performance
Fourth quarter sales for the Original Equipment - Americas segment increased 14.8 percent to $182.8 million from $159.2 million one year ago, while operating income was $22.5 million versus $22.7 million. The truck and the heavy-duty and industrial businesses both reported double-digit revenue improvements, partially offset by a slight decline in North American automotive sales. A solid improvement in the operating income of the truck business was offset by double-digit declines in operating income for the North American automotive business, due to reduced volumes for certain vehicle platforms and continued pricing pressure, as well as the effect of higher raw material costs in the heavy-duty and industrial business.

Fourth quarter sales for the Original Equipment - Europe segment increased 5.3 percent to $129.5 million from $123.0 million one year ago, while operating income was $13.8 million versus $12.8 million last year. The heavy-duty and industrial business reported double-digit revenue and income improvements driven by strong volumes throughout Europe from the launch of new products, partially offset by mix issues and pricing pressures in the automotive business.

Sales for the Original Equipment - Asia segment in the fourth quarter increased 3.3 percent to $51.4 million from $49.8 million one year ago, with an operating loss of ($3.6) million versus ($0.5) million in 2005. In March 2006, an early retirement program was offered to certain employees within this segment, resulting in a pre-tax charge of $2.5 million that was recorded during the fourth quarter of fiscal 2006. Despite short term profitability issues the company is encouraged by potential new business programs that are planned an believes that the rational for the acquisition remains sound.

Sales for the Commercial HVAC&R segment in the fourth quarter increased 61 percent to $44.1 million from $27.4 million one year ago due to the acquisition of Airedale, and strength from North American coil and condenser sales driven by demand following Hurricane Katrina. Operating income was $2.0 million versus $3.5 million in 2005, with the decrease driven by higher material costs as well as softer North American heating products sales that carry relatively high margins. The reduction in heating products sales in North America was due to an unusually warm winter in the U.S.

Sales for the Other segment in the fourth quarter were $10.5 million down from $10.7 million one year ago, with an operating loss of ($5.5) million versus ($2.3) million in 2005. The increase in the operating loss is primarily attributable to a pre-tax $3.6 million fixed asset impairment charge recorded in the fourth quarter of fiscal 2006 related to the Taiwan portion of Modine’s electronics cooling business.

Balance Sheet and Cash Flow
Modine ended fiscal 2006 with a solid balance sheet and significant liquidity that was used to fund various key programs throughout the year. With the strong $132.3 million in operating cash flow and a moderate amount of borrowing, the company purchased $82.8 million of its stock on the open market, funded capital expenditures of $79.9 million, spent $38.0 on its acquisition of Airedale, and paid an increased per-share dividend in the total amount of approximately $23.9 million. Total debt at the end of fiscal 2006 was up to $157.8 million compared with $105.6 million at the end of the prior fiscal year. The total debt to capital (total debt plus shareholders’ equity) ratio increased to 23.8 percent compared with 13.8 percent one year ago. Modine’s cash balance at March 31, 2006 was $30.8 million compared to $55.1 million one year ago and $33.1 million at the end of the prior quarter.

Working capital of $117.2 million at the end of fiscal 2006 was sharply lower than the $164.2 million a year earlier, primarily due to the affect of the company’s spin-off of its Aftermarket business completed during the year.

“It’s clear our strategy, initiated several years ago, is sound,” said Brad Richardson, Modine’s Executive Vice President Finance and Chief Financial Officer. “Developing new products and technologies and expanding into new niche end markets and geographies is working. The process we’ve recently initiated opens the next chapter to our journey. In addition to the actions we’ve taken recently, we will be announcing other initiatives that support our long term competitive position. Over the next several months we will better define our global plant consolidation plan and other programs intended to reduce overhead and SG&A expenses. These actions are in addition to programs already in process, such as our new aluminum hedging strategy, intended to partially offset the impact of our rising commodity costs that we are increasingly not able to pass on to our customers. We’ve also taken a more global strategic approach to sourcing components and materials from lower cost areas to reduce our costs. These should provide some benefit to offset the severe cost challenges we face in fiscal 2007.”

He added that, “As we moved through fiscal 2006, our inventory turns improved, ending the year at 15.4 times compared with 8.8 times at the close of fiscal 2005. Days sales outstanding dropped to 51 days from 54 at the end of fiscal 2005 and capital spending of $79.9 million was slightly higher than depreciation of $70.9 million. Operating cash flow continues to be strong. Coupled with our conservatively leveraged balance sheet and its 23.8 percent debt to capital ratio, we have the flexibility to continue to make strategic acquisitions, continue to invest in our business, buy back our stock at appropriate levels and pay dividends to our shareholders.”

Fiscal 2007 Outlook
“Fiscal 2007 is going to be a tough year,” Mr. Rayburn said. “Our headwinds include ongoing raw material and energy and health care cost increases, and continued pressure from our original equipment customers for price-downs on our products. We will also be operating in the fourth quarter of the year with lower demand for truck components, as market demand slows caused by the pre-buy of U.S. trucks in anticipation of higher U.S. emissions standards that will be implemented on January 1, 2007. We also don’t expect any change from the presence of aggressive competitors, softer Korean and Chinese economies, or reduced volumes for certain North American automotive vehicle platforms.

Rayburn added, “We are encouraged that the year will have some positive influences including a strong line-up of new business programs and the accretive acquisitions of Radiadores Visconde and Airedale. We will also benefit from the absence of our underperforming Aftermarket business that was divested in 2005. We remain focused on our strategies of developing new products and technologies, expanding into new markets and geographies and reducing our costs. These strategies and the actions we have planned will make us a more cost competitive, innovative and efficient technology provider to our current customers and help build a larger backlog of business.”

Conference Call and Webcast
Modine will conduct a conference call on Wednesday, May 3 at 9 a.m. EDT (8 a.m. CDT) to discuss additional details regarding the company’s performance for the fiscal 2006 fourth quarter and the full year. The call will be hosted by President and Chief Executive Officer Dave Rayburn and Executive Vice President, Finance and Chief Financial Officer Brad Richardson. Participants should call 877.704.5378 from the U.S. and Canada or 913.312.1292 Internationally to gain access to the conference call. A replay of the conference call will be available through May 17, 2006 by calling 719.457.0820 or 888.203.1112. Use confirmation code 8988194.

Additionally, an audio Webcast of the conference call, both live and as a replay, can be accessed through the “Investor Relations” section of Modine’s Web site at www.modine.com. Listeners are encouraged to log on to the Webcast about 10 minutes before the start of the conference call.

Modine, with fiscal 2006 revenues of $1.6 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, HVAC equipment, industrial equipment, refrigeration systems, fuel cells, and electronics. The company employs approximately 8,200 people at 34 facilities worldwide. For more information about Modine, visit www.modine.com.

Forward-Looking Statements
Statements made in this press release regarding future matters are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including those regarding a positive impact from new business programs, accretive acquisitions, acceleration of technology, achievement of cost reductions, expansion into niche markets, refocus in global manufacturing footprint, increased cash flow and continued strong financial returns are based on Modine’s current expectations. Modine’s actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including international economic changes and challenges; market acceptance and demand for new products and technologies; the ability of Modine to integrate the acquired operations and employees in a timely and cost-effective manner; the ability of Modine, its customers and suppliers to achieve projected sales and production levels; unanticipated product or manufacturing difficulties; and other factors affecting the company’s business prospects discussed in filings made by the company, from time to time, with the SEC including the factors discussed in the “Cautionary Factors” section in Item 7 of the company’s most recent Annual Report on Form 10-K and its periodic reports on Form 10-Q. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Modine’s financial results, as reported herein, are preliminary and subject to possible adjustments. Audited financial results and internal controls assessments will be included in the Company’s 2006 Annual Report to Shareholders that is expected to be mailed on or about June 14, 2006. Modine does not assume any obligation to update any of these forward-looking statements.

Non-GAAP Financial Disclosures
While Modine reports financial results in accordance with U.S. GAAP, this press release includes non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Modine uses the non-GAAP measures to evaluate and manage its operations and provides the information to assist investors in performing financial analysis that is consistent with financial models developed by research analysts.

*Return on Average Capital Employed (ROACE)
ROACE is the sum of net earnings, adding back after-tax interest (interest expense less the tax benefit at the total company effective tax rate), divided by the average, total debt plus shareholders' equity: this is a financial measure of the profit generated on the total capital invested in the company before any interest expenses payable to lenders, net of any tax effect. ROACE for fiscal 2006 has been presented on a continuing operations basis, which excludes the discontinued results of the spin-off of the underperforming Aftermarket business. ROACE for fiscal 2005 has been presented including the results of the Aftermarket business.

Modine Manufacturing Company Consolidated statements of earnings (unaudited)		(In thousands, except per-share amounts)

	Three months ended March 31,		Twelve months ended March 31,
	2006	2005	2006	2005
Net sales	$416,880	$369,438	$1,628,900	$1,342,416
Cost of sales	347,544	296,725	1,319,294	1,062,576
Gross profit	69,336	72,713	309,606	279,840
Selling, general, & administrative expenses	56,336	51,924	221,038	183,391
Restructuring	-		-	1,031
Income from operations	13,000	20,789	88,568	95,418
Interest (expense)	(1,817)	(1,931)	(7,247)	(6,329)
Other income - net	3,529	1,705	9,219	8,828
Earnings from continuing operations before income taxes	14,712	20,563	90,540	97,917
Provision for income taxes	2,055	6,652	29,788	36,231
Earnings from continuing operations	12,657	13,911	60,752	61,686

(Loss)/Earnings from discontinued operations (net of income taxes)	(106)	944	351	(24)
Gain/(Loss) on spin off of discontinued operations	163	-	(53,462)	-
Net earnings	$12,714	$14,855	$7,641	$61,662

Earnings from continuing operations as a percent of net sales	3.0%	3.8%	3.7%	4.6%

Earnings per share from continuing operations:
Basic	$0.39	$0.41	$1.80	$1.81
Diluted	$0.38	$0.40	$1.78	$1.79
Net earnings per share:
Basic	$0.39	$0.43	$0.23	$1.81
Diluted	$0.38	$0.43	$0.22	$1.79
Weighted average shares outstanding:
Basic	32,749	34,276	33,730	34,092
Diluted	33,024	34,690	34,144	34,480

Net cash provided by operating activities	$44,440	$65,598	$132,260	$154,241
Dividends paid per share	$0.1750	$0.1625	$0.7000	$0.6300

Comprehensive earnings/(loss), which represent net earnings adjusted by the change in foreign-currency translation, minimum pension liability, and a cash flow hedge of a benchmark interest rate for a forecasted debt borrowing, recorded in shareholders' equity, for the periods ended March 31, 2006 and 2005 respectively, were $20,677 and $17,620 for 3 months, and ($14,332) and $83,679 for 12 months.

Consolidated condensed balance sheets (unaudited)
(In thousands)
	March 31, 2006	March 31, 2005
Assets
Cash and cash equivalents	$30,798	$55,091
Trade receivables - net	254,681	251,734
Inventories	90,227	149,781
Other current assets	36,489	52,724
Total current assets	412,195	509,330
Property, plant, and equipment - net	467,600	496,180
Other noncurrent assets	172,300	146,645
Total assets	$1,052,095	$1,152,155
Liabilities
Debt due within one year	$6,108	$64,912
Accounts payable	187,048	159,876
Other current liabilities	101,793	120,306
Total current liabilities	294,949	345,094
Long-term debt	151,706	40,724
Deferred income taxes	38,424	44,072
Other noncurrent liabilities	61,591	62,485
Total liabilities	546,670	492,375
Shareholders' equity	505,425	659,780
Total liabilities & shareholders' equity	$1,052,095	$1,152,155

*Certain prior-year amounts have been reclassified in the consolidated financial statements to conform with the current year presentation. These include a reclassification of certain other income & expense items to sales,
S.G.&A. and manufacturing overhead, along with additional allocations of certain centralized services expenses from corporate and administrative expenses to the attributable individual segments and their divisions in order to more accurately reflect their operating results.

Modine Manufacturing Company
Condensed consolidated statements of cash flows (unaudited)
(In thousands)
Twelve months ended March 31,		2006	2005

Net earnings		$7,641	$61,664
Adjustments to reconcile net earnings with cash provided
by operating activities:
Depreciation and amortization		71,689	68,493
Loss on spin-off of aftermarket business		53,462	-
Other - net		6,066	8,845
		138,858	139,002

Net changes in operating assets and liabilities		(6,598)	15,239

Cash flows provided by operating activities		132,260	154,241

Cash flows from investing activities:
Expenditures for plant, property, & equipment		(79,870)	(68,567)
Acquisitions, net of cash		(37,991)	(100,026)
Spin-off of aftermarket business (cash transferred)		(6,300)	-
Proceeds for dispositions of assets		1,961	2,022
Other- net		(1,082)	(2,255)
Net cash (used for) investing activities		(123,282)	(168,826)

Cash flows from financing activities:
Net increase in debt		56,458	10,246
Settlement of derivative contract		(1,575)	-
Cash proceeds from exercise of stock options		12,500	9,971
Repurchase of common stock, treasury & retirement		(82,811)	(1,591)
Cash dividends paid		(23,885)	(21,610)
Other - net		7,719	(1,285)
Net cash (used for) by financing activities		(31,594)	(4,269)

Effect of exchange rate changes on cash		(1,677)	4,187

Net (decrease) in cash and cash equivalents		(24,293)	(14,667)

Cash and cash equivalents at beginning of the period		55,091	69,758

Cash and cash equivalents at end of the period		$30,798	$55,091

Condensed segment operating results (unaudited)**
(In thousands)

Three months ended March 31,			Twelve months ended March 31,
	2006	2005		2006	2005
Sales:
Original Equipment - Americas	$182,849	$159,238		$681,954	$590,028
Original Equipment - Asia	51,434	49,811		206,885	116,431
Original Equipment - Europe	129,542	123,029		539,141	495,581
Commercial HVAC&R	44,123	27,407		171,479	102,808
Other	10,457	10,652		34,845	37,635
Segment sales	418,405	370,137		1,634,304	1,342,483
Corporate and Administrative	972	667		3,358	3,829
Eliminations	(2,497)	(1,366)		(8,762)	(3,896)
Net sales	$416,880	$369,438		$1,628,900	$1,342,416

Operating earnings/(loss):
Original Equipment - Americas	$22,516	$22,704		$82,601	$84,009
Original Equipment - Asia	(3,550)	(468)		(924)	1,936
Original Equipment - Europe	13,803	12,837		71,767	61,923
Commercial HVAC&R	1,992	3,451		15,131	13,382
Other	(5,471)	(2,300)		(15,200)	(11,301)
Segment earnings	29,290	36,224		153,375	149,949
Corporate and Administrative Expenses	(16,319)	(15,494)		(64,948)	(54,670)
Eliminations	29	59		141	139
Other Items Not Allocated to a Segment	1,712	(226)		1,972	2,499
Earnings from continuing operations before income taxes	$14,712	$20,563		$90,540	$97,917

** Prior year segment results have been reclassified to conform to the current year presentation.
In the current year, twelve months of the Korean and Chinese acquisitions results are included in Original Equipment - Asia segment, twelve months of the Jackson, Mississippi acquisition results are included in the Original Equipment - Americas segment and ten months of the Airedale acquisition results are included in the Commercial HVAC&R segment. The Korean and Chinese acquisitions were included for seven and six months in the prior year, respectively, Jackson was included for one month and the Airedale acquisition was not included in the prior periods as it was acquired early in fiscal 2006.

Modine Manufacturing Company
Return on average capital employed (unaudited) ***
		(In thousands)
Trailing four quarters ended March 31,	2006	2005

Net earnings	$60,752	$61,662
Plus interest expense net of tax benefit at total company effective tax rate	4,863	4,055
Net return	$65,615	$65,717

Divided by:
Average capital (debt + equity, last five quarter ends / divided by 5)	$682,493	$727,174

Return on average capital employed	9.6%	9.0%

Interest expense	$7,247	$6,365
Total company effective tax rate	32.9%	36.3%
Tax benefit	2,384	2,310
Interest expense, net of tax benefit	$4,863	$4,055

*** Return on average capital employed for the trailing four quarters ended March 31, 2006 has been presented on a continuing operations basis, which excludes the discontinued results of the spin-off of the Aftermarket business. Return on average capital employed for the trailing four quarters ended March 31, 2005 has been presented including the results of the Aftermarket business.